Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated August 7, 2024

Supplementing the Preliminary Prospectus Supplement, dated August 7, 2024

Registration No. 333-281209

QUANTA SERVICES, INC.

$600,000,000 4.750% Senior Notes due 2027 (the “2027 Notes”)

$650,000,000 5.250% Senior Notes due 2034 (the “2034 Notes” and, together with the 2027 Notes, the “Notes”)

Pricing Supplement dated August 7, 2024 (this “Pricing Supplement”) to the Preliminary Prospectus Supplement dated August 7, 2024 (the “Preliminary Prospectus Supplement”) of Quanta Services, Inc.

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

	2027 Notes	2034 Notes
Title of Security:	4.750% Senior Notes due 2027	5.250% Senior Notes due 2034

Aggregate Principal Amount:	$600,000,000	$650,000,000

Maturity Date:	August 9, 2027	August 9, 2034

Public Offering Price:	99.818%, plus accrued and unpaid interest, if any, from August 9, 2024	99.409%, plus accrued and unpaid interest, if any, from August 9, 2024

Coupon:	4.750%	5.250%

Yield-to-Maturity:	4.816%	5.327%

Spread to Benchmark Treasury:	+95 bps	+135 bps

Benchmark Treasury:	4.375% due July 15, 2027	4.375% due May 15, 2034

Benchmark Treasury Price and Yield:	101-12 3⁄4 / 3.866%	103-06 / 3.977%

Optional Redemption:	Prior to July 9, 2027, make-whole call at T+ 15 bps. Par call on or after July 9, 2027.	Prior to May 9, 2034, make-whole call at T+ 25 bps. Par call on or after May 9, 2034.

CUSIP/ISIN Numbers:	CUSIP: 74762EAK8 ISIN: US74762EAK82	CUSIP: 74762EAL6 ISIN: US74762EAL65

Terms Applicable to All Notes

Issuer:	Quanta Services, Inc.

Interest Payment Dates:	2027 Notes : February 9 and August 9 of each year, commencing February 9, 2025 2034 Notes: February 9 and August 9 of each year, commencing February 9, 2025

Record Dates:	2027 Notes: January 24 and July 24 2034 Notes: January 24 and July 24

Change of Control Triggering Event:	101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase

Gross Proceeds:	$1,245,066,500

Net Proceeds to Issuer Before Expenses:	$1,238,741,500

Ratings:*	Baa3/BBB- (Moody’s/S&P)

Trade Date:	August 7, 2024

Settlement Date:	August 9, 2024 (T+2). The Issuer expects that delivery of the Notes will be made to investors on or about August 9, 2024, which will be the second business day following the date of pricing the Notes (such settlement being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Joint Book-Running Managers with respect to the 2027 Notes:	BofA Securities, Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC PNC Capital Markets LLC Truist Securities, Inc. Citizens JMP Securities, LLC

Joint Book-Running Managers with respect to the 2034 Notes:	BofA Securities, Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC PNC Capital Markets LLC Truist Securities, Inc. BMO Capital Markets Corp.

Senior Co-Managers with respect to the 2027 Notes:	BBVA Securities Inc. BMO Capital Markets Corp. BNP Paribas Securities Corp.

Senior Co-Managers with respect to the 2034 Notes:	BBVA Securities Inc. BNP Paribas Securities Corp. Citizens JMP Securities, LLC

Co-Managers:	U.S. Bancorp Investments, Inc. CIBC World Markets Corp.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Offering Format:	SEC Registered (Registration No. 333-281209)

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. No report of any rating agency is incorporated by reference herein

FREE WRITING PROSPECTUS LEGEND

QUANTA SERVICES, INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT) IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS QUANTA SERVICES, INC. HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT QUANTA SERVICES, INC. AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, QUANTA SERVICES, INC., THE UNDERWRITERS OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM FROM: BOFA SECURITIES, INC., TOLL-FREE AT 1-800-294-1322, WELLS FARGO SECURITIES, LLC, 608 2ND AVENUE SOUTH, SUITE 1000, MINNEAPOLIS, MINNESOTA, ATTENTION: WFS CUSTOMER SERVICE, TOLL-FREE AT 1-800-645-3751 OR EMAIL: WFSCUSTOMERSERVICE@WELLSFARGO.COM, J.P. MORGAN SECURITIES LLC, 383 MADISON AVENUE, NEW YORK, NEW YORK 10179, ATTENTION: INVESTMENT GRADE SYNDICATE DESK, 3RD FLOOR, COLLECT AT 1-212-834-4533, PNC CAPITAL MARKETS LLC, TOLL-FREE AT 1-855-881-0697 OR EMAIL: PNCCMPROSPECTUS@PNC.COM AND TRUIST SECURITIES, INC., 333 PEACHTREE ROAD NE, 9TH FLOOR, ATLANTA, GEORGIA 30326, ATTENTION: PROSPECTUS DEPARTMENT, AT 1-800-685-4786 OR EMAIL: TRUISTSECURITIES.PROSPECTUS@TRUIST.COM.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.